Exhibit 99.1

News Release

Contact:    Investor Relations & Corporate Communications

Metabasis Therapeutics, Inc.
(858) 622-2223

METABASIS THERAPEUTICS ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

SAN DIEGO, CA – August 6, 2009 – Metabasis Therapeutics, Inc. (Nasdaq: MBRX), a biopharmaceutical company that has established an existing pipeline of product candidates and advanced discovery programs targeting large markets with significant unmet needs including hyperlipidemia, diabetes and HCV, today announced financial results for the second quarter and six months ended June 30, 2009.

“Over the past two months, we have taken several important steps to address our financial condition,” said Mark Erion, Ph.D., president, chief executive officer and chief scientific officer. “As part of these efforts, we underwent a significant corporate restructuring in May that led to the termination of all R&D efforts at the company and the settlement of our previously outstanding debt with Oxford. In July, we further reduced our ongoing operating expenses by terminating our facility lease, and consequently releasing us of $25.7 million in future payment obligations. In the same timeframe, we received a total of $8.0 million in payments from our existing strategic partners, Roche and Merck. Coupled together this progress enables us to possibly realize the potential value of the Company, which encompasses both our pipeline of product candidates as well as potential future event payments from our existing partnership with Roche in HCV.”

Dr. Erion further stated, “Our current efforts are primarily focused on licensing or selling one or more of our metabolic disease programs, which include the glucagon antagonist, MB11262, for diabetes and two clinical-stage compounds, MB07803 for diabetes and MB07811 for hyperlipidemia.”

The Company’s net income for the second quarter ended June 30, 2009 was $3.1 million, or $0.09 per share, compared to a net loss of $11.5 million, or $0.34 per share, for the second quarter ended June 30, 2008. The Company’s net loss for the six months ended June 30, 2009 was $5.2 million, or $0.15 per share, compared to a net loss of $22.6 million, or $0.70 per share, for the six months ended June 30, 2008. As of June 30, 2009, Metabasis had cash and cash equivalents totaling $6.6 million.

Recent Highlights

•

In July, Metabasis entered into an Agreement for Termination of Lease and Voluntary Surrender of Premises for its corporate headquarters at 11119 North Torrey Pines Road, La Jolla, California. In consideration of the early termination of the existing lease agreement, the Company agreed (i) to pay the landlord an aggregate fee of $2.5 million, (ii) to grant the landlord 35% of gross revenue earned or received by the Company pursuant to licenses, collaboration arrangements or sale of its existing pipeline of therapeutic programs during the period July 1, 2009 through September 20, 2010 up to a maximum of $1.5 million, (iii) to grant the landlord a warrant to purchase 1.0 million shares of common stock at $0.41 per share, and (iv) to forfeit the $152,000 security deposit to the landlord. The termination of this lease resulted in the release of Metabasis from $25.7 million in future payment obligations to the landlord for the use of these facilities.

•

In June, the Company’s four year research collaboration agreement with Merck, focused on the discovery and development of AMP protein kinase activator, yielded a lead candidate that Merck has selected to advance into late preclinical development. In addition, under an amended agreement, Merck agreed to pay Metabasis a one-time fee of $6.0 million that satisfies all of Merck’s future obligations for milestones and royalty payments under the collaboration agreement.

•

In June, Metabasis received a $2.0 million development event payment from Roche in recognition of advances made on their research collaboration, which is focused on applying Metabasis’ HepDirect® liver-targeting technology to Roche’s proprietary lead nucleosides in order to develop new treatments for HCV infection. In addition, Roche has formally accepted MB11362 as a clinical candidate for development.

•

In May, Metabasis executed a corporate restructuring that reduced its workforce by approximately 85%, or 45 employees. The restructuring was intended to further preserve cash and significantly reduce ongoing operating expenses.

Second Quarter and First Six Months of 2009 Financial Results

Revenues for the second quarter and six months ended June 30, 2009 were $9.7 million and $11.6 million, respectively, compared to $0.7 million and $1.6 million, respectively, for the same periods in 2008. The increase in revenues for the second quarter and six months ended June 30, 2009 as compared to the same periods in 2008 was mainly due to a $6.0 million payment received from Merck in settlement of all potential future milestone and royalty payments due to Metabasis in connection with its AMPK collaboration and increased license fee and sponsored research revenues related to the HCV collaboration with Roche entered into in August 2008, partially offset by a decrease in license fee and sponsored research revenues related to the AMPK collaboration with Merck.

Research and development expenses for the second quarter and six months ended June 30, 2009 were $3.4 million and $10.8 million, respectively, compared to $9.7 million and $19.4 million, respectively, for the same periods in 2008. The $6.3 million decrease in research and development expenses for the second quarter ended June 30, 2009 as compared to the same period in 2008 was mainly due to a $3.8 million decrease in personnel related costs due to lower headcount as well as a $1.5 million decrease in clinical, preclinical and development costs for the MB07811, MB07803, MB07133 and various research programs and a $1.2 million decrease in non-cash stock-based compensation and occupancy and depreciation costs, partially offset by $0.4 million in restructuring costs and costs associated with the impairment of various assets that are no longer being utilized. The $8.6 million decrease in research and development expenses for the six months ended June 30, 2009 as compared to the same period in 2008 was mainly due to a $6.1 million decrease in personnel related costs due to lower headcount as well as a $2.8 million decrease in clinical, preclinical and development costs for the MB07811, MB07803, MB07133 and various research programs and a $1.6 million decrease in non-cash stock-based compensation and occupancy and depreciation costs, partially offset by $1.5 million in severance related costs primarily associated with the January 2009 restructuring and $0.7 million in impairment charges relating to various assets that are no longer being utilized.

General and administrative expenses for the second quarter and six months ended June 30, 2009 were $2.9 million and $5.4 million, respectively, compared to $2.6 million and $5.1 million, respectively, for the same periods in 2008. The increase of $0.3 million in general and administrative expenses for the second quarter ended June 30, 2009 as compared to the same periods in 2008 was mainly due to a $0.7 increase in occupancy and depreciation expenses as all facilities and other formally allocated overhead charges became fully absorbed by the general and administrative function in connection with the cessation of all research and development activities in May 2009. In addition, the Company incurred $0.2 million in severance related restructuring costs and impairment charges during the three months ended June 30, 2009. These increased costs were partially offset by a decrease in personnel related costs due to lower headcount. The increase of $0.3 million in general and administrative expenses for the six months ended June 30, 2009 as compared to the same periods in 2008 was mainly due to a $0.7 increase in occupancy and depreciation, $0.2 million in severance related costs primarily associated with the January 2009 restructuring and $0.1 million in impairment charges relating to various assets that are no longer being utilized. These increased costs were partially offset by $0.7 million in decreased personnel related costs due to lower headcount and professional fees.

In May 2009, the Company executed a corporate restructuring that reduced its workforce by approximately 85%, which followed two other separate restructuring plans the Company announced in January 2009 and November 2008. The three restructuring plans resulted in a reduction in the Company’s workforce by approximately 95%, or 118 employees. The Company incurred restructuring charges in the second quarter and six months ended June 30, 2009 of $0.2 million and $1.8 million, respectively, primarily related to one-time employee termination costs, including severance and other benefits in connection with the January 2009 restructuring. Restructuring charges of $43,000 and $0.1 million are included in research and development and general and administrative expenses, respectively, for the second quarter of 2009. Restructuring charges of $1.5 million and $0.3 million are included in research and development and general and administrative expenses, respectively, for the six months ended June 30, 2009.

As of June 30, 2009, Metabasis had cash and cash equivalents of $6.6 million, compared to cash, cash equivalents and securities available-for-sale of $21.6 million as of December 31, 2008. The decrease of $15.0 million was primarily due to the use of cash for operations and $8.6 million of payments made in settlement of the Company’s prior debt obligations to Oxford. The Company’s cash and cash equivalents, inclusive of $1.5 million of proceeds currently anticipated to be received from the sale of its laboratory and office equipment, are estimated to support ongoing operations through December 2009. Excluding the $1.5 million in proceeds from the sale of its laboratory and office equipment, the Company expects its working capital to fund the current operating plan through September 2009.

About Metabasis (www.mbasis.com):

Metabasis is a biopharmaceutical company that has established a broad pipeline of product candidates and advanced discovery programs targeting large markets with significant unmet needs. The Company’s product pipeline includes clinical-stage product candidates and advanced discovery programs for the treatment of metabolic and liver diseases such as diabetes, hyperlipidemia, hepatitis and primary liver cancer.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding Metabasis’ pursuit of potential business development opportunities and other strategic alternatives; the realization of future event payments from Roche; and Metabasis’ ability to continue operations, including its ability to secure proceeds from the sale of lab and office equipment and fund its operating plan. Such forward-looking statements involve knownand unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to Metabasis’ ability to obtain additional financing to support its operations; the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates; potential conflicts with collaborators that could delay or prevent the development or commercialization of Metabasis’ product candidates; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to generate financing through partnerships; Metabasis’ ability to regain compliance with Nasdaq listing requirements; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

###

Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets:
Current assets:
Cash, cash equivalents and securities available-for-sale	$6,632	$21,599
Other current assets	446	1,091

Total current assets	7,078	22,690
Property and equipment, net	2,908	4,779
Other assets	160	273

Total assets	$10,146	$27,742

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable and accrued liabilities	$2,248	$4,330
Other current liabilities	5,139	9,568

Total current liabilities	7,387	13,898
Long-term liabilities	3,200	10,463
Stockholders’ (deficit) equity	(441)	3,381

Total liabilities and stockholders’ equity	$10,146	$27,742

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
License fees	$2,953	$173	$4,042	$590
Sponsored research	759	514	1,559	1,039
Other	6,000	—	6,000	—

Total revenues	9,712	687	11,601	1,629

Operating expenses:
Research and development	3,424	9,667	10,840	19,412
General and administrative	2,879	2,569	5,402	5,088

Total operating expenses	6,303	12,236	16,242	24,500

Income (loss) from operations	3,409	(11,549)	(4,641)	(22,871)
Total interest (expense) income, net	(349)	7	(540)	229

Net income (loss)	$3,060	$(11,542)	$(5,181)	$(22,642)

Basic and diluted net income (loss) per share	$0.09	$(0.34)	$(0.15)	$(0.70)

Shares used to compute basic and diluted net income (loss) per share
Basic	35,152	34,244	35,152	32,501

Diluted	35,157	34,244	35,152	32,501